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                                                                      Exhibit 99

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COLUMBUS, Ohio, Sept. 3 /PRNewswire/ -- Max & Erma's Restaurants, Inc. (Nasdaq:
MAXE - news) today reported record third quarter revenues, net income, and earnings per share for the fiscal third quarter ended August 2, 1998.

Revenues for the third quarter rose six percent to $23.7 million from $22.3 million in the same period of 1997. Net income increased 21 percent in the quarter to $758,915 compared to $628,328 in the third quarter of 1997. Basic and diluted earnings per share totaled $0.18 compared to $0.15 reported in the same period of 1997. A planned reduction in discounting and couponing during the quarter led to a 3.2 percent decline in same-store sales.

"In compiling our results for the third quarter, we were struck by how closely our same-store sales decline matched last year's coupon redemptions," said Todd Barnum, chairman and chief executive officer. "When reduced advertising expenditures, cost of sales savings and other variable operating expenses are considered, it is clear to us that these simply were not profitable sales. We believe our decision to invest future marketing dollars in more brand-building programs is the right course of action."

Revenues for the 40 weeks ended August 2, 1998 increased 10 percent to $76.9 million compared to $69.9 million in the year-ago period. Diluted net income increased 26 percent to $2.2 million, or $0.51 per share, compared to $1.7 million, or $0.41 per share in 1997. Year-to-date same-store sales decreased 0.6 percent.

"Our fiscal 1998 third quarter, which is historically our heaviest quarter for couponing, reflected the results of our strategic shift away from discount-related promotions," added Barnum. "As expected, customer counts and same-store sales declined slightly while margins held steady. Reduced cost of goods sold and advertising expenses offset continued high labor costs and increased rent expense related to our sale-leaseback agreement. While decreased same-store sales are not the ideal situation, we feel it is a worthy short-term sacrifice as we appeal to a loyal, less price-oriented customer base."

Menu changes at the start of 1998, which deleted certain higher-cost items, yielded continued improvement in cost of goods sold. The decrease was also helped by favorable comparisons to last year's third quarter, which was characterized by unusually high beef prices. Cost of goods sold fell to 26.2 percent of third quarter revenues compared to 27.3 percent last year.

The Company's test of Ironwood Cafe continues to progress, with check averages remaining in the $14 range, compared to $10 for Max & Erma's restaurants. Management expects to execute its plan to build and open five more Ironwood Cafes next year to complete its test of the concept, signing leases for two additional Ironwood Cafes in Cleveland and Columbus, Ohio.

The promotion of one of the Company's veteran regional managers to the post of Director of Franchising during the quarter highlights management's plan to aggressively pursue growth through franchising. Its franchised locations in airports in Columbus and Cleveland continue to exceed expectations. Year-to-date franchise fees and royalty payments totaled $148,000.

Complementing the Company's progress on its second concept and franchising opportunities, a Max & Erma's restaurant opened in suburban Chicago early in the fourth quarter, with another slated to open later in the fourth quarter in Lexington, Kentucky. In a related move, the Company elected not to renew its lease of a nearby Lexington Max and Erma's and will close it during the fourth quarter. Management


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cited proximity to the new site, as well as enhanced profitability potential for the new location as reasons for the closing. A loss on closing recorded during the third quarter did not have a material effect on operating results. Barnum reiterated plans to open eight Max & Erma's restaurants in fiscal 1999, primarily in existing markets.

Share Repurchase Plan

The Company also announced today that its board of directors has approved a share repurchase program, effective to August 11, 1999, for up to 500,000 shares. The buybacks will occur selectively at the board's discretion through market purchases or privately negotiated transactions. The Company's stock has traded in a range of $5-7/8 to $8-1/8 over the last 52 weeks.

"Despite being on track to report our eighth consecutive year of record earnings, in addition to our steadily strengthening cash flow, our stock price has remained near the $7 range," continued Barnum. "At these levels, our board agreed unanimously that buying back shares was a prudent investment for the company. While many of our peers continue to encounter difficulties, our growing brand awareness and strong earnings growth make us confident of our long-term success in the casual dining restaurant business."

Max & Erma's Restaurants, Inc. currently owns and operates 49 casual dining full-service restaurants under the Max & Erma's and Ironwood Cafe names in Akron, Columbus, Cleveland, Cincinnati, Toledo and Dayton, Ohio; Indianapolis, Ind.; Detroit, Ann Arbor and Grand Rapids, Mich.; Pittsburgh, Pa.; Lexington, Ky.; Chicago, Ill.; Charlotte, N.C.; Greenville, S.C. and Atlanta, Ga. Max & Erma's has one location under construction in Lexington, Ky. The Company also franchises two restaurants in Cleveland and Columbus, Ohio. The Company's common shares are traded on the Nasdaq National Market System under the symbol MAXE.

This press release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These forward-looking statements include statements regarding the investment of marketing dollars, the opening of additional Max & Erma's and Ironwood restaurants, growth in franchising, and share repurchases. The words "plan," "anticipate," "believe," "expect," "estimate," and "project" and similar words and expressions identify forward-looking statements which speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors, including but not limited to, the company's ability to open or franchise new restaurants as planned, changes in competition in markets where the company operates restaurants, the level of market acceptance of the company's new restaurant concept (Ironwood Cafe), changes in the cost of produce, meat, and other food items, the availability of restaurant employees at reasonable costs, and other risks, uncertainties and factors described in the Company's most recent Annual Report on Form 10-K and other filings from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements.


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                        MAX & ERMA'S RESTAURANTS, INC.
                       STATEMENTS OF INCOME (UNAUDITED)

                            Twelve Weeks Ended        Forty Weeks Ended
                           August 2,    August 3,    August 2,    August 3,
                             1998         1997        1998          1997

    REVENUES:            $23,692,064  $22,252,057  $76,865,083   $69,860,993

    COST AND EXPENSES:
    Costs of Goods Sold    6,211,248    6,091,006   20,335,209    18,899,945
    Payroll and Benefits   7,451,070    6,902,708   23,875,514    21,670,092
    Other Operating
     Expenses              7,034,887    6,428,451   22,835,834    20,338,614
    Administrative
     Expenses              1,555,846    1,273,814    5,127,770     4,291,329
    Total Operating
     Expense              22,253,051   20,695,979   72,174,326    65,199,980
    Operating Income       1,439,013    1,556,078    4,690,756     4,661,013
    Interest Expense         361,732      663,165    1,508,816     2,104,077
    Minority Interest
     in Income (Loss)
     of Affiliated
     Partnerships             (4,634)      (5,415)      37,737        74,263

    INCOME BEFORE
     INCOME TAXES          1,081,915      898,328    3,144,203     2,482,673
    INCOME TAXES             323,000      270,000      960,000       750,000

    NET INCOME              $758,915     $628,328   $2,184,204    $1,732,673

    BASIC NET INCOME
     PER COMMON SHARE          $0.18        $0.15        $0.51         $0.42

    DILUTED NET INCOME
     PER COMMON SHARE          $0.18        $0.15        $0.51         $0.41

    BASIC SHARES
     OUTSTANDING           4,264,932    4,160,157    4,256,337     4,163,689

    DILUTED SHARES
     OUTSTANDING           4,304,176    4,196,069    4,270,914     4,201,332



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                        MAX & ERMA'S RESTAURANTS, INC.
                          BALANCE SHEETS (UNAUDITED)

                                    ASSETS

                                August 2,             October 26,
    CURRENT ASSETS:               1998                    1997
    Cash                       $1,011,916              $1,149,482
    Inventories                   853,785                 738,124
    Other Current Assets        1,587,424               1,449,833
    Total Current Assets        3,453,125               3,337,439

    Property - At Cost:        69,167,100              79,222,149
    Less Accumulated
     Depreciation and
     Amortization              23,372,114              21,138,547
    Property - Net             45,794,986              58,083,602

    Other Assets                3,034,577               2,534,918
    Total                     $52,282,688             $63,955,959


                      LIABILITIES AND STOCKHOLDERS' EQUITY

    Current Liabilities:
    Current Maturities of
     Long-Term Obligations              $1,400,287              $1,460,128
    Accounts Payable                     2,276,656               2,874,559
    Accrued Liabilities                  3,928,044               3,272,603

    Total Current Liabilities            7,604,987               7,607,290
    Long-Term Obligations -
     Less Current Maturities            22,276,040              36,358,966
    Minority Interests in
     Affiliated Partnerships                    --                  20,225

    Stockholders' Equity:
    Preferred Stock - $.10
     Par Value; Authorized
     500,000 Shares - none
     outstanding
    Common Stock - $.10 Par
    Value; Authorized
    10,000,000 Shares,
    Issued and Outstanding
    4,264,932 Shares
    at 8/2/98 and 4,231,113
    Shares at 10/26/97                     426,493                 423,111
    Additional Capital                  11,513,428              11,268,830
    Retained Earnings                   10,461,740               8,277,537

    Total Stockholders' Equity          22,401,661              19,969,478

    Total                              $52,282,688             $63,955,959